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                                                                   Exhibit 99.1

OWENS-ILLINOIS ANNOUNCES AGREEMENT TO ACQUIRE CANADIAN GLASS CONTAINER
OPERATIONS

    Toledo, Ohio, August 3, 2001 -- Owens-Illinois, Inc., (NYSE: OI) today announced that it has entered into an agreement in principle to acquire substantially all of the Canadian glass container assets of Consumers Packaging Inc. (CPI), based in Toronto, for Cdn. $235 million (approximately US$153 million). Representatives of Owens-Illinois and CPI have executed a letter of intent to implement the transaction.

The agreement is part of the CPI restructuring process currently underway under the jurisdiction of the Ontario Superior Court of Justice. The transaction is expected to close by the end of the third quarter of this year. Completion of the acquisition is subject to court and regulatory approvals and other customary closing conditions.

Under the agreement, Owens-Illinois will acquire CPI's six glass container manufacturing plants in Canada. Owens-Illinois plans to operate the CPI business, which has annual sales of approximately US$300 million, through a wholly-owned Canadian subsidiary of O-I. Owens-Illinois also will assume all liabilities under the pension and employee benefit plans of the Canadian operations. O-I expects the acquisition to be accretive to earnings per share in the first full year after closing.

Owens-Illinois intends to finance the transaction in part by arranging for assumption of CPI's existing bank credit facility. O-I plans to finance the remainder through borrowings under its own bank credit facility.

Joseph H. Lemieux, Owens-Illinois chairman and chief executive officer, said, "We are very pleased with the opportunity to serve this very important market and outstanding group of customers, while at the same time advancing our long-term strategy to create added value for our share owners. As the worldwide leader in glass container manufacturing, we plan to utilize our technology and operating know-how to improve the CPI operations, as we have done with other glass container businesses that we have acquired around the world. We believe that this will best serve the long-term interests of CPI's customers and employees, while enabling Owens-Illinois to continue to play a key role in the ongoing consolidation of the worldwide packaging industry."

The transaction also includes all the shares of CPI's Consumers U.S., Inc. subsidiary, which Owens-Illinois intends to divest. The transaction does not include the GGC, LLC (formerly Glenshaw Glass Corporation) glass container plant in Glenshaw, Pa. or CPI's glass container subsidiaries in Italy and Ukraine.

Forward-Looking Statements
This news release may contain "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements reflect the Company's best assessment at the time, and thus involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a


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variety of factors such as those described in the Company's March 31, 2001 Form
10-Q filed with the Securities and Exchange Commission. Forward looking statements are not a guarantee of future performance, and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company's results of operations and financial condition, the Company does not intend to update any particular forward looking statements contained in this news release.

Company Profile
    Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia, New Zealand, and China, and one of the largest in Europe. Approximately 50% of the glass containers made worldwide are manufactured by Owens-Illinois, its affiliates, or its licensees. O-I also is a worldwide manufacturer of plastics packaging, with operations in North America, South America, Australia, Europe, and Asia. Plastics packaging products manufactured by O-I include containers, closures, and prescription containers.

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CONTACT:  OWENS-ILLINOIS, John Hoff, 419-247-1203

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com; or at www.prnewswire.com.